UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 29, 2020 (June 25, 2020)

TECHCARE CORP.

(Exact Name of Registrant as Specified in Its Charter)

(in process of name change to CITRINE GLOBAL, CORP.)

Delaware	000-55680	68-0080601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Hamelacha St., Tel Aviv, Israel	6721503
(Address of Principal Executive Offices)	(Area Code)

+ (972) 73 7600341

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TECR	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

The Registrant has signed two additional agreements with Intelicanna – a Services Agreement and a Loan Agreement - following the agreement dated May 2020 for acquisition of Intelicanna shares.

A.	Citrine Global Loan Agreement to Intelicanna

On June 25, 2020, the Registrant and its wholly owned Israeli subsidiary CTGL – Citrine Global Israel Ltd (“Citrine Global”) signed an agreement with Intelicanna Ltd., an Israeli company listed on the Tel Aviv Stock Exchange with ticker symbol INTL (“Intelicanna”), to loan Intelicanna NIS 1 million (around $300,000) for working capital purposes. References herein to Citrine Global include the Registrant. The terms of the Loan Agreement include:

1.	The financing will bear 6% annual interest and Intelicanna will make additional payments equalling 6% of gross revenues up to NIS 2 million (around $580,000).
2.	If Intelicanna does not pay all amounts due within 18 months, it shall, at Citrine Global’s option, issue to Citrine Global a number of its shares equal to NIS 1.5 million (around $440,000) divided by the lower of (i) VWAP of the three trading days prior to the lapse of the 18 months, and (ii) VWAP of the three trading days prior to the signing of the financing agreement.
3.	The financing will be paid by Citrine Global to Intelicanna within 30 days of signing the loan agreement, subject to completion of due diligence to Citrine Global’s satisfaction and to Intelicanna receiving a commercial medical growing license from the Medical Cannabis Unit in the Israeli Ministry of Health.

B.	Citrine Global Services Agreement to Intelicanna

Also on June 25, 2020, the Registrant and Citrine Global entered into a services agreement with Intelicanna to provide business development and consulting services to Intelicanna, including assistance with raising financing. The terms of the Services Agreement include:

1.	Citrine Global will, for a period of 18 months from the date of the agreement, assist Intelicanna to raise up to NIS 15 million (approximately $4.4 million) for Intelicanna, whether through issuance of convertible securities or any other means. The NIS 1 million (around $300,000) provided under the Loan Agreement (see above) is part of this amount. All sums raised will be approved in advance by Citrine Global, and in accordance with a business plan presented to Citrine Global from time to time. Citrine Global will have no obligation under the Services Agreement to invest in Intelicanna, and no liability if its efforts to source financing for Intelicanna do not bear fruit.
2.	In the event Intelicanna raises funds through assistance from Citrine Global, Citrine Global will be entitled to (1) cash consideration equal to 5% of any amount raised, whether directly from Citrine Global, or from any of its affiliates or any unrelated third party, and (2) options to acquire a number of shares of Intelicanna equal to 5% of the amount raised divided by the Exercise Price. The “Exercise Price” will be the price per share at which the amount was raised, or if it was not raised through issuance of shares, the price per share at which Intelicanna last raised funds through issuance of shares.
3.	In addition, Intelicanna may request that Citrine Global provide it business development and strategy-building services, including: consulting on strategy and business plan; assistance defining financing needs; helping identify ways to develop potential sources of finance; and ongoing consulting support to Intelicanna’s management team and board. Intelicanna will pay Citrine Global a fee of NIS 2,500 (around $725) per day for the services. Each request for services will be for at least 90 days.

The entry into the Loan Agreement and the Services Agreement is a further step in the Registrant’s strategic cooperation with Intelicanna, following the agreement for acquisition by the Registrant of $500,000 of Intelicanna’s shares which was reported by the Registrant on Form 8-K on June 1, 2020.

Intelicanna is a publicly traded medical cannabis company based in Israel. It has obtained all regulatory approvals needed to operate in Israel, including from the Medical Cannabis Unit in the Israeli Ministry of Health. It is active in plant genetics, agro technologies, downstream processing and product development. It aims to create a portfolio of high quality products and technologies that help optimize the process of cultivating and processing cannabis within the industry.

The Registrant engages directly and/or through its affiliates to provide financing solutions and consulting services to high-tech and biotech technology companies, including to Israeli companies active in the medical cannabis sector. It offers assistance with equity financing, expanding operations, finding business partners, acquiring assets, mergers and acquisitions, and public and private offerings, all in accordance with each target company’s business strategy.

Disclosure: Ilanit Halperin is a director and the Chief Financial Officer of the Registrant, and is also the Chief Financial Officer of Intelicanna, and an affiliate of the Registrant is also a shareholder of Intelicanna.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

Exhibit 20: Press release: “Citrine Global (OTCQB: TECR) Signed Two Additional Agreements; Services Agreement & Loan Agreement; with Intelicanna (TASE: INTL), in Addition to the Share Acquisition Agreement Signed May 2020”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechCare Corp.

By:	/s/ Ora Meir Soffer
Name:	Ora Meir Soffer
Title:	Chairperson of the Board and CEO

Date: June 29, 2020